Exhibit 10(a)

               Maximum Performance Shares    Date of Grant: January 4, 2016

2016 TSR PERFORMANCE AWARD
(EQUITY PORTION)

2004 OMNIBUS STOCK AND INCENTIVE PLAN

DENBURY RESOURCES INC.

This TSR PERFORMANCE AWARD (this “Award”) is made effective on the Date of Grant by Denbury Resources Inc. (the “Company”) in favor of _____________________ (“Holder”).

WHEREAS, in accordance with the 2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc., as amended and/or restated (the “Plan”), the Committee may grant performance-based Awards;

WHEREAS, the Committee desires to grant to Holder an Award under which Holder can earn Performance Shares (as defined below) based on the Performance Criteria set forth in the Plan and this Award, and subject to all of the provisions, including without limitation the vesting provisions, of the Plan and of this Award;

WHEREAS, no Performance Shares will be issued or outstanding until the Vesting Date; and

WHEREAS, the Company and Holder understand and agree that this Award is in all respects subject to the terms, definitions and provisions of the Plan, and all of which are incorporated herein by reference, except to the extent otherwise expressly provided in this Award.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties agree as follows:

1.    Performance Share Grant. The Company hereby grants Holder the right to earn and vest in up to a maximum of [___________] Restricted Stock Units (the “Performance Shares”). On the Delivery Date, the Performance Shares entitle the Holder to receive shares of the Company’s Common Stock equal to the number of Earned Performance Shares up to and including the number of Maximum Performance Shares.

2.    Definitions. All words capitalized herein that are defined in the Plan shall have the meaning assigned them in the Plan; other capitalized words shall have the following meaning, or shall be defined elsewhere in this Award:

(a)
“Annual TSR” means for the Company and each Peer Company, the result, expressed as a percentage, of the calculation of TSR for each of them set out in Section 4(a) hereof as to a Calendar Year within the Performance Period.

(b)
“Beginning Common Stock Price” means the average of the Closing Price of the primary common equity security for the Company and each Peer Company for each of the 10 trading days immediately preceding the first day of each Calendar Year, taken separately, within the Performance Period being measured.

(c)	“Calendar Year” means the 12-month period beginning January 1 and ending December 31 for the Company and each Peer Company.

(d)	“Change of Control” or “CIC” means, without limitation, the same as it does in the Plan.

(e)
“Closing Price” means the last reported sales price of the primary common equity security of the Company and each Peer Company, as reported by the national exchange upon which such security is traded; provided, however, in the event the primary common equity security of the Company or a Peer Company is not traded on a national exchange at the time of such determination, “Closing Price” will be the price determined by the Committee in good faith based upon a review of the facts and circumstances available to the Committee.

(f)
“Delivery Date” means (i) if Sections 6(b), 7(c)(i), (ii), or (iii) apply, the date on which Performance Shares are delivered to Holder which shall be no later than the dates set forth in Section 6(b) or 7(c)(i), (ii) or (iii), as applicable or (ii) if

Sections 6(b) or 7(c)(i), (ii) or (iii) do not apply, the date on which Earned Performance Shares are delivered to Holder, which shall be no later than 30 days following March 31, 2019 (i.e., the Vesting Date).

(g)	“Disability” means, without limitation, the same as it does in the Plan.

(h)	“Earned Performance Shares” means the number of Performance Shares which are earned during the Performance Period as described and calculated in Section 6.

(i)
“Ending Common Stock Price” equals the average of the Closing Price of the primary common equity security for the Company and each Peer Company for each of the 10 trading days ending on and including the last day of each Calendar Year, taken separately, within the Performance Period.

(j)
“Maximum Performance Shares” means the maximum number of Performance Shares, as set forth in Section 1, which may be earned under this Award if there are no reductions in the number of Performance Shares under Section 5.

(k)	“Peer Company” means each of the companies listed on Appendix A hereto, as adjusted pursuant to Appendix A.

(l)	“Performance Criteria” means the Total Shareholder Return measure defined in Section 4 for the Performance Period.

(m)
“Performance Period” means the three-year period beginning on the first day of the Calendar Year of the Date of Grant and ending on December 31 of the Calendar Year three years thereafter, provided that in the event of a Change of Control, the Performance Period will end on the date that such Change of Control takes effect.

(n)
“Performance Percentage” means that percentage determined based upon the relative ranking of the Company’s Three-Year Average TSR for the Performance Period compared to the Three-Year Average TSR of each Peer Company for the Performance Period as determined under the provisions of Section 4(e), subject to reduction under Sections 5 and 12, if any.

(o)
“Post Separation Change of Control” means a Change of Control that closes following Holder’s Separation, but where such Separation resulted from the Commencement of the Change of Control prior to Holder’s Separation. For all purposes of this Award, the term “Commencement of a Change of Control” shall mean the date on which any material action, including without limitation through a written offer, open-market bid, corporate action, proxy solicitation or otherwise, is taken by a “person” (as defined in Section 13(d) or Section 14(d)(2) of the 1934 Act), or a “group” (as defined in Section 13(d)(3) of the 1934 Act), or their affiliates, to commence efforts that, within 12 months after the date of such material action, leads to a Change of Control involving such person, group, or their affiliates.

(p)
“Three-Year Average TSR” means for the Company and each Peer Company, the result, expressed as a percentage, of averaging their respective Annual TSR for each of the Calendar Years in the Performance Period.

(q)
“Total Shareholder Return” or “TSR” shall mean that percentage which reflects the increase or decrease in the average closing trading price of the Company’s or a Peer Company’s primary common equity security (assuming reinvestment of any dividends) between the last 10 trading days of one Calendar Year and the last 10 trading days of the next Calendar Year, or as applicable, the average of such yearly increases or decreases.

(r)
“Value of Reinvested Dividends” means a dollar amount derived by (i) calculating an aggregate number of shares (or fractions thereof) of the Company or any Peer Company represented by the sum of each dividend paid on their respective primary common equity security during a Calendar Year (or portion thereof under Section 4(a)(ii) below) within the Performance Period, determined by dividing the per share amount or value paid through each such dividend by the Closing Price of that company’s primary common equity security on each such dividend payment date, and (ii) then multiplying that aggregate number of shares by the Ending Common Stock Price, respectively, of that company for that Calendar Year (or portion thereof in the event of a Change of Control).

(s)
“Vesting Date” means March 31, 2019 or the effective date of any earlier (i) Change of Control pursuant to Section 6(b) or (ii) death, Disability or Post Separation Change of Control pursuant to Sections 7(c)(i), (ii) or (iii), as appropriate.

3.    Performance Shares as Contractual Right. Each Performance Share represents a contractual right to receive one share of Common Stock of the Company, subject to the terms and conditions of this Award; provided that, based on relative Total Shareholder Return as detailed below, the number of Performance Shares that become Earned Performance Shares may range from 0% to 100% of the number of Maximum Performance Shares, and Holder’s right to receive Common Stock of the Company in respect of Performance Shares is generally contingent.

4.    Performance Percentage Earned With Respect to Total Shareholder Return Measure.

(a)	Total Shareholder Return shall be calculated for the periods specified below as follows:

(i) Annual TSR for the Company and each Peer Company for each Calendar Year within the Performance Period shall equal the result of the following calculation for each such company:

Ending Common Stock Price + Value of Reinvested Dividends	- 1
Beginning Common Stock Price

(ii) For any Calendar Year in which a Change of Control of the Company occurs, Annual TSR for the Company and each Peer Company for that Calendar Year shall equal the result of the following calculation for each such company:

(b)
The Three-Year Average TSR of the Company and each Peer Company is to be calculated as soon as practical after the end of the Performance Period. Once calculated for the Company and for each Peer Company, the exact percentage of the Company and each Peer Company’s respective Three-Year Average TSR shall be listed in Column 3 of the table below in descending order of their respective Three-Year Average TSR from the highest percentage to the lowest percentage.

(c)	Column 2 of the table below shall reflect each such company’s name.

(d)
The percentages in Column 4 of the table below are based upon increments derived by dividing 100% by 17 (the number of Peer Companies), which percentage increments will be adjusted, if necessary, on a pro rata basis to reflect a reduction in the number of Peer Companies (for example, if at the end of the Performance Period there were 16 Peer Companies, then the 5.9% increment currently shown in Column 4 would become 6.3%).

(e)
The Company’s earned Performance Percentage will be that percentage shown in Column 5 (subject to adjustment, if any, provided in Sections 5 or 12) opposite the ranking of the Company in Column 1 (for example, in the following table for 18 Companies, being ranked as tenth would equal a Performance Percentage of 94%). The earned Performance Percentage will be adjusted to reflect adjustments made to the percentages in Column 4, if any, pursuant to Section 4(d) above; provided however, that the earned Performance Percentage may not be greater than 100%.

Column 1	Column 2	Column 3	Column 4	Column 5
Ranking	Company Name	Actual Three-Year Average TSR (expressed as a %)	Scale of Three-Year Average TSR for 18 Companies (expressed as a %)	Performance Percentage Scale (subject to interpolation)
1			100.0%	100%
2			94.1%	100%
3			88.2%	100%
4			82.4%	100%
5			76.5%	100%
6			70.6%	100%
7			64.7%	100%
8			58.8%	100%
9			52.9%	100%
10			47.1%	94%
11			41.2%	82%
12			35.3%	71%
13			29.4%	59%
14			23.5%	47%
15			17.6%	35%
16			11.8%	24%
17			5.9%	12%
18			0.0%	0%

5.    Committee’s Reduction of Performance Percentage. Notwithstanding any provision hereof to the contrary, the Committee, in its sole discretion, by Committee resolution prior to the Vesting Date, may reduce Holder’s otherwise earned Performance Percentage in an amount (if any) based upon the Committee’s subjective evaluation. Any reduction of Holder’s Performance Percentage by the Committee for the Performance Period shall be determined after the end of the Performance Period, and shall not exceed twenty-five percent (25%) of Holder’s Performance Percentage earned during the Performance Period. The Committee does not have discretion to increase a Holder’s Performance Percentage.
6.    Earned Performance Shares.
(a)    Earned Performance Shares. The number of Earned Performance Shares shall be equal to the product of (i) the Maximum Performance Shares multiplied by (ii) the Performance Percentage, as such number shall be reduced by the Company to satisfy all minimum applicable federal, state, and local income tax withholding requirements and employment tax withholding requirements. No fractional shares will be issued to the Holder. The Performance Percentage shall be determined by the Committee and the Holder will be advised as soon as administratively practicable following the end of the Performance Period (but in no case later than 90 days after the end of the Performance Period), and the Committee shall certify whether and to the extent that the Performance Percentage has been achieved, subject to the Change of Control provisions of Section 6(b) below.

(b)    Change of Control. Notwithstanding the foregoing and any other provision hereof to the contrary, if a Change of Control of the Company occurs during the Performance Period then, regardless of the Performance Percentage at the date of the Change of Control of the Company, the Performance Period will end on the date of the Change of Control and the performance for the partial year will be annualized as set out in Section 4(a)(ii) above and averaged with the Annual TSR calculated for any prior completed Calendar Year to determine Earned Performance Shares, which Holder will be entitled to receive on the date of the Change of Control, but in no event later than the 15th day of the third month after the end of the Calendar Year in which such Change of Control occurs, and Holder permanently shall forfeit the right to receive any other Performance Shares under this Award.

7.	Vesting (and Forfeiture) of Earned Performance Shares.

(a)	No Separation Prior to the Vesting Date. If Holder does not experience a Separation prior to the Vesting Date, Holder will be 100% vested in the Earned Performance Shares.

(b)
Retirement Vesting Date. In the event Holder reaches his Retirement Vesting Date prior to the Vesting Date, then irrespective of whether or not Holder experiences a Separation prior to the Vesting Date, Holder will be entitled to receive Performance Shares in an amount equal to the number of Earned Performance Shares on the Vesting Date (which Performance Shares will be delivered to Holder on the Delivery Date), without any right to receive any additional Performance Shares pursuant to this Award, and without any proration of the number of Performance Shares earned in such circumstances. Notwithstanding the foregoing, in the event Holder experiences a Separation after Holder’s Retirement Vesting Date, but within 12 months of the Date of Grant, all rights to receive Performance Shares under this Award will be forfeited.

(c)
Forfeiture. Except to the extent expressly provided in Sections 7(b) and 7(c) (i), (ii) or (iii), Holder permanently will forfeit all rights with respect to all Performance Shares upon the date of his Separation, if such Separation occurs prior to the Vesting Date.

(i) Death. If Holder experiences a Separation by reason of death prior to the last day of the Performance Period, Holder’s Beneficiary will be entitled to receive Performance Shares in an amount equal to the number of Maximum Performance Shares (without any right to receive any other Performance Shares pursuant to this Award) as soon as reasonably possible, but in no event more than 60 days after Holder’s death. If Holder experiences a Separation by reason of death prior to the Vesting Date but on or after the last day of the Performance Period, Holder’s Beneficiary will be entitled to receive the number of Earned Performance Shares based on the calculation in Section 6 herein (and does not have any right to receive any other Performance Shares pursuant to this Award) as soon as reasonably possible, but in no event more than 60 days after Holder’s death.

(ii) Disability. If Holder experiences a Separation by reason of Disability prior to the last day of the Performance Period, Holder or Holder’s Beneficiary, as applicable, are entitled to receive Performance Shares in an amount equal to the number of Maximum Performance Shares (without any right to receive any other Performance Shares pursuant to this Award) as soon as reasonably possible, but in no event later than the 15th day of the third month after the end of the Calendar Year in which the Holder experiences a Separation by reason of Disability. If Holder experiences a Separation by reason of Disability prior to the Vesting Date but on or after the last day of the Performance Period, Holder or Holder’s Beneficiary, as applicable, will be entitled to receive the number of Earned Performance Shares based on the calculation in Section 6 herein (without any right to receive any other Performance Shares pursuant to this Award) as soon as reasonably possible, but in no event later than 60 days following the Vesting Date.

(iii) Post Separation Change of Control. If there is a Post Separation Change of Control, Holder will be entitled to receive Performance Shares in an amount equal to the number of Maximum Performance Shares (without any right to receive any additional Performance Shares pursuant to this Award) as soon as reasonably possible after the date of the Change of Control, but in no event later than the 15th day of the third month after the end of the Calendar Year in which such Change of Control occurs.

8.    Withholding. On or before the Delivery Date, the Company may require Holder (or Holder’s Beneficiary) to pay to the Company an amount the Company deems necessary to satisfy its (or an Affiliate’s) obligation to withhold federal, state, local, and foreign income or other taxes that Holder incurs as a result of the settlement of the Award. Such tax obligations may be paid by Holder (or Holder’s Beneficiary) to the Company (a) in cash, (b) by delivery of previously owned shares of Common Stock, (c) through net settlement of the Award, or (d) through any other method permitted under the Plan and approved by the Committee. If the tax obligations are satisfied through the withholding of shares of Common Stock through net settlement, the number of shares of Common Stock that may be withheld shall be limited to the number of shares of Common Stock that have an aggregate Fair Market Value on the Delivery Date equal to the aggregate amount of the tax liabilities determined based on the applicable minimum statutory withholding rates for federal, state, local, and foreign tax purposes, including payroll taxes, or such other withholding rate as determined by the Committee in its discretion if determined not to be detrimental to the Company or Holder.

9.    Issuance of Common Stock. Without limitation, Holder shall not have any of the rights and privileges of an owner of the Company’s Common Stock (including voting rights and dividend rights), until the Vesting Date. The Company shall deliver the Earned Performance Shares in the form described in Section 1 above (reduced by the number of shares of Common Stock delivered to the Company to pay required withholding under Section 8 above) to Holder as soon as reasonably possible following vesting. The Holder agrees that the delivery of Common Stock is subject to the Company’s stock ownership guidelines, as potentially modified from time to time.

10.    Administration. Without limiting the generality of the Committee’s rights, duties and obligations under the Plan, the Committee shall have the following specific rights, duties and obligations with respect to this Award. Without limitation, the Committee shall interpret conclusively the provisions of the Award, adopt such rules and regulations for carrying out the Award as it may deem advisable, decide conclusively all questions of fact arising in the application of the Award, certify the extent to which the Performance Criteria has been satisfied and the Performance Percentage earned, exercise its right to reduce the Performance Percentage, and make all other determinations and take all other actions necessary or desirable for the administration of the Award. The Committee is authorized to change any of the terms or conditions of the Award in order to take into account any material unanticipated change in the Company’s or a Peer Company’s operations, corporate structure, assets, or similar change, but only to the extent such action carries out the original purpose, intent and objectives of the Award, and, to the extent the Award is intended to qualify as “performance based” under Section 162(m) of the Internal Revenue Code, does not affect such qualification. All decisions and acts of the Committee shall be final and binding upon Holder and all other affected parties. The Committee, without limitation, may delegate all of what, in its sole discretion, it determines to be ministerial duties to an administrator; provided, further, that the determinations under, and the interpretations of, any provision of the Award by the Committee shall, in all cases, be in its sole discretion, and shall be final and conclusive.

11.    Beneficiary. Holder’s rights hereunder shall be exercisable during Holder’s lifetime only by Holder or Holder’s legal representative. Holder may file with the Committee a written designation of beneficiary (such person(s) being the Holder’s “Beneficiary”), on such form as may be prescribed by the Committee. Holder may, from time to time, amend or revoke a designation of Beneficiary. If no designated Beneficiary survives Holder, the Holder’s estate shall be deemed to be Holder’s Beneficiary.

12.    Adjustments in this Award. In addition to any adjustments under Section 5 herein, in the event of any dividend or split of the primary common equity security of the Company, or recapitalization (including, but not limited to, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders (other than cash dividends), exchange of such shares, or other similar corporate change, with regard to the Company, appropriate adjustments may be made to this Award in a manner deemed equitable by the Committee.

13.    Holder’s Access to Information. As soon as reasonably possible after the close of the preceding Calendar Year, the Committee shall make all relevant annually determined calculations and determinations hereunder, and will furnish all such relevant information to Holder as soon as reasonably possible following the date on which all, or a substantial majority, of the information is available.

14.    No Transfers Permitted. The rights under this Award are not transferable by the Holder other than by will or the laws of descent and distribution, and so long as Holder lives, only Holder or his or her guardian or legal representative shall have the right to receive and retain Earned Performance Shares.

15.    No Right To Continued Employment. Neither the Plan nor this Award shall confer upon Holder any right with respect to continuation of employment by the Company, or any right to provide services to the Company, nor shall they interfere in any way with Holder’s right to terminate employment, or the Company’s right to terminate Holder’s employment, at any time.

16.    Governing Law. Without limitation, this Award shall be construed and enforced in accordance with, and be governed by, the laws of Delaware.

17.    Binding Effect. This Award shall inure to the benefit of and be binding upon the heirs, executors, administrators, permitted successors and assigns of the parties hereto.

18.    Waivers. Any waiver of any right granted pursuant to this Award shall not be valid unless it is in writing and signed by the party waiving the right. Any such waiver shall not be deemed to be a waiver of any other rights.

19.    Severability. If any provision of this Award is declared or found to be illegal, unenforceable or void, in whole or in part, the remainder of this Award will not be affected by such declaration or finding and each such provision not so affected will be enforced to the fullest extent permitted by law.

20.    Clawback. The Performance Shares are subject to any written clawback policies that the Company, with the approval of the Board, may adopt. Any such policy may subject the Performance Shares and amounts paid or realized with respect to the Performance Shares to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including but not limited to an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the Securities and Exchange Commission and that the Company determines should apply to the Performance Shares.

21.    Compliance with Securities Laws. Notwithstanding any provision of this Award to the contrary, the issuance of Stock will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other laws or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is at the time of issuance in effect with respect to the shares issued or (b) in the opinion of legal counsel of the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. THE HOLDER IS CAUTIONED THAT ISSUANCE OF COMPANY COMMON STOCK UPON THE VESTING OF PERFORMANCE SHARES GRANTED PURSUANT TO THIS AWARD MAY NOT OCCUR UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares of Stock subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate persons to make shares of Stock available for issuance.

22.    Section 409A of the Code. It is the intention of the Committee that this Award is exempt from the Nonqualified Deferred Compensation Rules as a short-term deferral (within the meaning of such rules), and, as such, that this Award will be operated and construed accordingly. Neither this Section 22 nor any other provision of this Award or the Plan is or contains a representation to the Holder regarding the tax consequences of the grant, vesting, settlement, or sale of this Award (or the Stock underlying this Award), and should not be interpreted as such.

[Signature page to follow]

IN WITNESS WHEREOF, the Company has caused this Award to be executed on its behalf by its duly authorized representatives on the Date of Grant.

DENBURY RESOURCES INC.

By:
	Phil Rykhoek Chief Executive Officer	Mark C. Allen Senior Vice President and Chief Financial Officer

ACKNOWLEDGMENT

The undersigned hereby acknowledges (i) receipt of this Award, (ii) the opportunity to review the Plan, (iii) the opportunity to discuss this Award with a representative of the Company, and the undersigned’s personal advisors, to the extent the undersigned deems necessary or appropriate, (iv) the understanding of the terms and provisions of the Award and the Plan, and (v) the understanding that, by the undersigned’s signature below, the undersigned is agreeing to be bound by all of the terms and provisions of this Award and the Plan.

Without limitation, the undersigned agrees to accept as binding, conclusive and final all decisions, factual determinations, and/or interpretations (including, without limitation, all interpretations of the meaning of provisions of the Plan, or Award, or both) of the Committee regarding any questions arising under the Plan, or this Award, or both.

Effective as of the Date of Grant.

Holder's Signature

Appendix A

Peer Companies

California Resources Corporation (CRC)
Canadian Oil Sands Limited (COS.TO)
Concho Resources, Inc. (CXO)
ConocoPhillips (COP)
Continental Resources, Inc. (CLR)
Crescent Point Energy Corp. (CPG)
Devon Energy Corporation (DVN)
Marathon Oil Corporation (MRO)
MEG Energy Corporation (MEG.TO)
Murphy Oil Corporation (MUR)
Oasis Petroleum, Inc. (OAS)
Occidental Petroleum Corporation (OXY)
Pioneer Natural Resources Company (PXD)
Sandridge Energy, Inc. (SD)
SM Energy Company (SM)
Vermilion Energy (VET)
Whiting Petroleum Corporation (WLL)

In the event that a Peer Company is acquired and ceases to have its primary common equity security listed or publicly traded, such company will be removed as a Peer Company for the purposes of calculating achievement of the Performance Percentage; provided, however, that if a Peer Company is forced to delist from the securities exchange upon which it was traded due to low stock price or other reasons or files for bankruptcy, then that company will remain a Peer Company and shall occupy the last position (or positions, if there are more than one such companies) in the TSR ranking.